EXHIBIT 99.2

To Form 8-K dated April 28, 2015

Seacoast Banking Corporation of Florida

First Quarter 2015 Earnings Conference Call

April 29, 2015

9:00 AM Eastern Time

Company Participants:

Dennis S. Hudson, III, Chairman and Chief Executive Officer, Seacoast Banking Corporation of Florida

Charles K. Cross, Jr., Executive Vice President, Commercial Banking, Seacoast Banking Corporation of Florida

Charles Shaffer, Executive Vice President, Community Banking, Seacoast Banking Corporation of Florida

Stephen A. Fowle, Executive Vice President and Chief Financial Officer, Seacoast Banking Corporation of Florida

William R. Hahl, Executive Vice President and Former Chief Financial Officer, Seacoast Banking Corporation of Florida

Other Participants:

Taylor Brodarick, Vice President, Guggenheim Securities, LLC

Joseph Fenech, Managing Director - Equity Research, Hovde Group

Management Remarks:

Operator: Welcome to the Seacoast First Quarter Earnings Conference call. My name is Christine and I will be the operator for today’s call. At this time all participants are in a listen-only mode. Later we will conduct a question-and-answer session. Please note that this conference is being recorded.

I will now turn the call over to Mr. Dennis Hudson. You may begin.

Dennis Hudson: Thank you very much, and welcome to the Seacoast’s First Quarter 2015 Conference Call. Before I begin, as always, I direct your attention to the statement contained at the end of the press release regarding forward-looking statements. During our call we are going to be discussing certain issues that constitute forward-looking statements within the meaning of the Securities and Exchange Act and as a result our comments are intended to be covered within the meaning of the Act. The earnings release and the slides that go along with this call are also posted on our website SeacoastBanking.net and they can be found under Presentations.

With me today are Chuck Cross, who heads up our Commercial Business banking line; Chuck Shaffer, who heads up our Consumer and Small Business banking line; and David Houdeshell, our Chief Credit Officer. Also with me today is Bill Hahl, who is retiring as our CFO and has served us very well over the past 25 years. Also our new CFO, Steve Fowle is here, and as you know he joined our team just a few weeks ago. So welcome, everybody.

We started the year without missing a beat, continuing to build on the momentum we established last year. Just a few months after we closed and successfully integrated the acquisition of BANKshares in Orlando, we announced our agreement to acquire Grand Bankshares in North Palm Beach. As we noted in the release, both these acquisitions expand our presence in two of Florida’s fastest growing markets and position Seacoast to benefit from the accelerating economic recovery here in the state.

Profitability in the first quarter was strong with net income growing 155% year-over-year to $5.9 million or $0.18 per share, up from $2.3 million or $0.09 per share in the first quarter a year ago. If you exclude the cost for mergers and acquisitions in the quarter, adjusted net income in the first quarter grew 48% to $6.2 million or $0.19 per share from $4.2 million or $0.13 per share in the preceding quarter.

Our loan pipelines remain very strong. We are up 37% in the quarter, jumping to $82.1 million, which is the highest level we have seen for some time. Net loans increased at a 7% annualized rate in the quarter and grew 41% year-over-year. Excluding the BANKshares loans that were acquired in the fourth quarter, the loan portfolio grew 15.9% year-over-year. Deposits are also growing at a darn good clip, up 8% in the quarter and 43% in the year, and that growth was about 15% in terms of total deposits when you exclude the impact of the acquisition.

Our loan portfolio and our customer growth rates, as well as product penetration within our customer base, is continuing to build momentum, and we think the potential for both our existing markets and our new markets is very favorable. Over the first quarter, revenues grew 52% year-over-year, reflecting the acquisition, the growing impact of our strategic investment and an improving Florida marketplace.

And Florida continues to generate a pretty sunny economic forecast. According to the University of Central Florida, 2014 had solid job growth, declining unemployment and high consumer confidence—and it just keeps getting better. Economic growth picked up considerably across Florida over the past year. Non-farm employment rose 3.7% as businesses and the public sector created some 285,000 new jobs. Growth continues to be exceptionally broad based in every key industry category, posting solid gains over the past year. Construction employment accounts for just 5.2% of Florida’s employment base, down from 8.7% at the height of the housing boom and the long run average of around 6.5%.

Florida’s job market has improved on a number of important fronts. Job gains are much more diverse than they had been earlier, and the few sectors that had been lagging, most notably financial services and government, are now growing modestly. Job growth has also picked up across the stage with all of the state’s 24 metropolitan areas posting solid year-to-year job gains. Our unemployment rate has also fallen dramatically and now stands at 5.7% for March, down from 6.5% a year ago.

Housing demand is also on solid ground. Home sales in Florida are picking up, with the number of closed sales in Florida 10% higher than a year ago and even more growth in pending sales, indicating the number of closed sales should remain high in the near-term. However, despite the stronger than average growth in sales, home price appreciation is merely tracking the national average and prices are still far below their pre-recession peak. We are seeing strong demand for new housing with new permits for both single-family and multifamily units rebounding, but not anywhere close to the levels that we saw before the recession, which is a good thing.

As we announced a couple of weeks ago, we are expanding our presence in the Palm Beach County market with the acquisition of Grand Bankshares, and we think it’s a terrific market. West Palm Beach also posted solid gains in 2014, with non-farm payrolls 3.3% higher than a year earlier. Home prices are up 8.2% from a year ago as rapidly growing population and strong immigration into the state continues to fuel demand for housing. West Palm Beach should continue to see reasonable improvements, I think, in its economy. An aging population will increase demand for already large and rapidly growing health services industry. Above average population growth and in-migration is going to drive gains as well in the local economy.

So we like operating in the Florida economy. We think we have a franchise in some of the best territory in the state, and frankly in the U.S., and we think it’s starting to show on our financial results.

Which brings me back to the first quarter financial performance: Our adjusted earnings for the quarter increased 48% to $6.2 million or $0.19 a share, up from $4.2 million or $0.13 per share last quarter, and more than double the $2.5 million or $0.10 a share earned in the first quarter a year ago. These numbers exclude adjustments for one-timers, and those one-timers were primarily our merger related costs, branch closing costs and a few other items we listed in the press release.

Our adjusted pretax pre-provision earnings were up 39% over the fourth quarter, and they were more than triple what we generated in the first quarter of last year. This improvement in adjusted pretax pre-provision earnings shows the growing earnings power of our franchise fueled by the addition of the Greater Orlando market which came from our acquisition, the streamlining initiatives we put in place last year, the organic growth we are generating from our lending teams and our technology-based marketing efforts.

Loan growth continued to build as well during the first quarter, with the portfolio increasing 41% year-over-year, with solid organic growth in every category as our lending teams continue to reach out to new and existing customers. Total loans grew at a 7% annualized rate to $1.85 billion at quarter end. Our commercial pipeline of loans in the first quarter, which is normally seasonally slow, came in, as I said earlier, at $82.1 million and was much better than we have seen for several years. The residential pipeline showed even more strength, more than doubling to $48.5 million at the end of the quarter from $21.4 million at the end of December and up from $26.7 million a year ago. We are very pleased with the pace of activity and the quality of loans that are coming to our lenders.

While commercial lending is seasonally slow in the first quarter, deposit gathering is typically just the opposite—and this year was no exception. Our low cost funding growth was robust in the first quarter, with non-interest deposits up 9.4% in the quarter and up 13.8% for the year, excluding any impact from the acquisition. Overall deposit growth was up 33% for the year and was up 15% without the contribution from the BANKshares acquisition. Much of the growth in our non-interest bearing deposits over the past couple of quarters reflects our success in attracting commercial and small business customers, both through our Accelerate channel and also across our branch system. In fact, our DDA mix has now improved to 30.4% of total deposits, up from 28.2% of total deposits just over the last year. Our total cost to deposits in the first quarter was 12 basis points.

In addition to solid loan growth, the accretion from the acquired portfolio contributed to margin expansion in the quarter. Our NIM came in at 3.62%, which was a bit better than we had estimated last quarter. We have been predicting that margin will stabilize at best and possibly trend a few basis points lower if interest rates remain unchanged. So while a four basis point improvement was good news in the quarter, we are still predicting that, all things equal, the margin will be in a range closer to 3.5% or perhaps slightly lower over the remainder of 2015.

Accretion from prepayments of some of our purchased loans added 9 or 10 basis points to the NIM this quarter. If interest rates increase, we could see further improvement in the net interest margin in the short-term. We are asset-sensitive and our ALCO model indicates that when rates increase 100 basis points, net interest income should increase approximately 9%.

Our non-interest income grew 2.3% in the quarter and 31.5% year-over-year with strong contributions from mortgage banking fees and interchange income. As we noted last quarter, we added a new source of income from bank-owned life insurance compared to last year’s first quarter, which was partially generated from investments acquired with BANKshares and from new investments we initiated during the quarter. Marine finance fees were down in the quarter reflecting our decision to start portfolioing a few of these loans rather than selling them in the secondary market.

We’ve talked about our efforts to reduce overhead costs and streamline our operating platform over the past year, and our non-interest expense shows solid improvement in operating efficiencies. Our core operating expenses were down $1.7 million in the quarter or 7%, which includes the operations of BANKshares. Our efficiency ratio came in at 67.4% excluding merger costs for the quarter. So we are pretty happy with this progress and we are looking to continue to make further improvements to get down to our goal in the mid-60s in the near future.

In summary, I’m delighted with our performance this quarter. Our team has really come together to put in place some great programs that are starting to show some very interesting results. I think we even have more potential opportunities to capitalize as we look forward in the coming quarters. So we will keep you posted. At this point let’s open it up for a few questions for the team.

Q & A Session:

Operator: Our first question comes from Joe Fenech from Hovde Group.

Joe Fenech: More of a big picture question for you, Denny. Relative to where you were a year ago, obviously the improvement in profitability to today has been pretty stark. My question is how far do you think you could take this with the company as it’s structured today, pro forma of course with Grand? In other words, is a sustainable 1% ROA achievable in next 12 months or so; or are there some things that are little out of your control like higher rates and maybe a deal that you need to happen to get you there?

Dennis Hudson: Good question. I think we continue to head towards the 1% return on asset mark to get our performance back to what I would consider an acceptable level, and I think that is certainly doable over time. The answer to the question will depend on what kind of investments we are making today and the investments we made two years ago are paying off big time today. If you think about it, our Accelerate channel now has operating expenses of probably around $5 million a year; those expenses didn’t exist two years ago, and they are now producing tremendous results for us.

So it’s a careful balance, as you well know, between the investments needed to get us accelerating down the road more quickly and the need for improved operating performance. I think we achieved a significant milestone this quarter as we brought together all of the things we talked about in the short-term over the last year, notably the cost-outs that we worked on, and the impact of the acquisition being as good or better than we had advertised. We have another acquisition that, as you know, provides meaningful accretion starting in the second half of this year, and I think, again, as we look forward we will continue to see growth in earnings and progress against this medium-term goal of getting to a 1% return on assets. I hope that helps.

Joe Fenech: Denny, you talked in your notes about Grand, you talked about the purchase capital contribution to NIM this past quarter and your NIM outlook. Does that outlook include your expectations pro forma from Grand? And if not, what is your thought on the impact that has to that 3.50% or so NIM guidance you gave?

Dennis Hudson: And the answer is that it does not include the impact of the Grand acquisition. We were just simply looking at a steady rate over the next quarter or two, just kind of a steady to slightly down margin.

Joe Fenech: So your early read is that Grand is accretive to that 3.50% or so margin, or too early to tell?

Steve Fowle: I’d expect that acquisitions tend to be accretive but tend to be very lumpy in terms of when the accretion hits and doesn’t hit.

Joe Fenech: And then, Denny, whether seasonal—

Dennis Hudson: I think what you are trying to ask is, what kind of impact is Grand going to have on margin? As we know, there will be lots of merger charges in Q3, but the margin should be as good or probably slightly accretive.

Joe Fenech: And then, Denny, were there seasonal considerations or anything unusual on the expense base this quarter, or is the just under $23 million a good quarterly run rate to use here on a core basis going forward?

Dennis Hudson: I think it’s a good run rate.

Joe Fenech: Then last one for me, on the M&A front, Denny, I know you have done some attractive smaller deals here. Is there a larger one or two out there that makes sense for you, or are these smaller transactions more along the lines of what we could see going forward? What’s your appetite, generally, for additional M&A?

Dennis Hudson: I think our focus remains on continuing to grow organically; that’s our key objective here. There is tremendous value-add to long-term shareholder value if we can get organic growth. Obviously, our priority would be acquisitions that would tend to be smaller probably and would fit well into our franchise, but our focus remains on improving our performance, growing organically, and finding opportunistic type opportunities out ahead of us in terms of acquisition. The two that we have done over the last year or so we think are going to be very, very helpful to us. And we would hope if we did something else, that it would be equally good in terms of helping us improve our performance and build out our ability to grow organically over time.

Operator: Our next question comes from Taylor Brodarick from Guggenheim Securities.

Taylor Brodarick: I guess, the first question will be on deposit pricing. Obviously, it’s been kind of held in a low 30 bps, but I’m wondering about the pricing pressure going forward given the strength of your markets, and are you willing to not be as flexible on pricing given your loan to deposit ratio?

Chuck Shaffer: I wouldn’t expect pricing to go up much as we move forward. If we grow the deposit base, we are continuing to focus on small business and consumer. We have taken a few opportunities where some governmental things came along and put that in the base. As we move into Central Florida market and South Florida, it is more competitive on the deposit side, there are more offers out there, but I wouldn't expect it to materially impact our cost of deposits.

Dennis Hudson: It’s important to keep your eye on our strategic focus as we look ahead, and our strategic focus is on no cost, low cost deposits, period. We see tremendous opportunity for us to gain share as we move forward, and that’s been proven over the last several years as we improved our deposit mix.

Taylor Brodarick: I guess just hearing some of your other in-market peers talk about rationality a little south of your core market, I’m just curious if any of that out-sized pricing has creeped into your markets?

Chuck Shaffer: No. We really haven’t seen that yet.

Taylor Brodarick: I’m just talking about loans, of course.

Chuck Shaffer: Oh, on loans?

Taylor Brodarick: Yes.

Chuck Cross: Florida, especially South Florida, has always been a very competitive pricing market and it remains competitive today.

Dennis Hudson: Yes, and I say all the time that there has never been a time in my career where we couldn’t complain about crazy competition in pricing and so forth. When it gets too crazy, we exit the discussion, is all I can say. We really stay focused on relationships, but it’s a fight every day. There has never been a day when we haven’t had those things, but you can’t use it as an excuse. You move forward and talk to more customers, and ultimately you find customers that are interested in what we have to offer in terms of our value, and we seem to be pretty successful.

Taylor Brodarick: I guess one last for me, an update on what to expect. I think I had $1.5 million to $2 million of merger charges the next couple of quarters, does that seem like it’s in the ball park?

Dennis Hudson: We are going to have minor costs probably in the upcoming quarter. I would say that sounds, if anything, at or slightly high. As we look to Q3, of course, we will have the charges related to the closing of Grand Bank, which would be higher than that. I think we had a number that we disclosed in the announcement. For the total, I think it was $3.5 million. That’s spread over multiple quarters, but most of it is in the third quarter.

Bill Hahl: …both Seacoast and Grand Bank’s total merger costs.

Taylor Brodarick: Thank you everyone.

Operator: We have no further questions at this time.

Dennis Hudson: Well, very good. Thank you all for attending today and we look forward to updating you next quarter. Thank you.

Operator: Thank you, and thank you ladies and gentlemen. This concludes today’s conference. Thank you for participating. You may now disconnect.

- 7 -